Filed Pursuant to Rule 433

Registration Statement No. 333-231794

Pricing Term Sheet

Twilio Inc.

Pricing Term Sheet

$500,000,000 3.625% Notes due 2029 (the “2029 Notes”)

$500,000,000 3.875% Notes due 2031 (the “2031 Notes”)

Issuer:	Twilio Inc.

Size:	2029 Notes: $500,000,000 2031 Notes: $500,000,000

Maturity:	2029 Notes: March 15, 2029 2031 Notes: March 15, 2031

Coupon:	2029 Notes: 3.625% 2031 Notes: 3.875%

Price:	2029 Notes: 100.000% of face amount 2031 Notes: 100.000% of face amount

Yield to maturity:	2029 Notes: 3.625% 2031 Notes: 3.875%

Spread to Benchmark Treasury:	2029 Notes: 241 basis points 2031 Notes: 234 basis points

Benchmark Treasury:	2029 Notes: UST 2.875% due May 15, 2028 2031 Notes: UST 1.125% due February 15, 2031

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2021

Redemption Provisions:

First call date:	2029 Notes: March 15, 2024 2031 Notes: March 15, 2026

Make-whole call	Before the first call date at a discount rate of Treasury plus 50 basis points

Redemption prices:

2029 Notes:

Commencing March 15, 2024: 101.813%

Commencing March 15, 2025: 100.906%

Commencing March 15, 2026: 100.000%

2031 Notes:

Commencing March 15, 2026: 101.938%

Commencing March 15, 2027: 101.292%

Commencing March 15, 2028: 100.646%

Commencing March 15, 2029: 100.000%

Redemption with proceeds of equity offering	2029 Notes: Prior to March 15, 2024, up to 40% may be redeemed at 103.625% 2031 Notes: Prior to March 15, 2024, up to 40% may be redeemed at 103.875%

Settlement:	T+3; March 9, 2021

CUSIP:	2029 Notes: 90138FAC6 2031 Notes: 90138FAD4

ISIN:	2029 Notes: US90138FAC68 2031 Notes: US90138FAD42

Ratings*:	2029 Notes: Ba3 / BB 2031 Notes: Ba3 / BB

Minimum denomination	$2000 and integral multiples of $1000 in excess thereof

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan toll-free at (866) 846-2874 or emailing J.P. Morgan at prospectus-eq_fi@jpmchase.com.